Putnam Global Telecommunications Fund
8/31/10 Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1    Class A    130
         Class B    1
         Class C    1

72DD2    Class M    1
         Class R    *
         Class Y    5

         * Represents less than 1

73A1      Class A   0.394
          Class B   0.355
          Class C   0.374

73A2      Class M   0.368
          Class R   0.368
          Class Y   0.417

74U1		Class A	312
		Class B	3
		Class C	12

74U2		Class M	1
		Class R	1
          Class Y   31

74V1		Class A	11.67
		Class B	11.56
		Class C	11.54

74V2		Class M	11.60
		Class R	11.65
          Class Y   11.70

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

72U The figure entered in response to this question is the amortization of offering costs expense for the period.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.